Exhibit 99.1

For Immediate Release

Media Contact

Cari Palmer

(949) 234-1999

cbeck@seychelle.com

Seychelle Announces Financial Results for FY 2019 and Guidance for First Quarter FY 2020

ALISO VIEJO, CA -- (BUSINESS WIRE May 31, 2019- Seychelle Water Filtration Products, a DBA of Seychelle Environmental Technologies, Inc. (Seychelle, we, us, our or the Company) (OTCQB: SYEV), a worldwide leader in the development, assembly and sale of proprietary portable water filtration bottles made several announcements today.

For the Fiscal Year ended February 28, 2019, our Revenue was $3,153,429, compared to $5,279,377 in the prior year, a net change of ($2,125,948). Seychelle had Net loss of ($240,127) or ($.01) per share, compared to prior year Net income of $660,907, or $.02 per share. Seychelle had a cash position of $2,078,122 at February 28, 2019, compared to a cash position of $2,075,833 at February 28, 2018, a net change of $2,289.

Seychelle is working on making strong developmental advances to bring new drinking water technologies to expand the current products we have on the market. We believe that as many as four new products could be ready for distribution within the next sixty days. These improvements could favorably impact our earnings and help future sales. Our backorder status, which was approximately $240,000 at February 28, 2019, remains strong.

The Seychelle Omni Straw (SOS) and 28oz portable advanced products have been specifically improved to reach the national and international military and disaster preparedness markets.

We believe that interest in our international products is increasing, with potential sales to aid in preparations for current disasters and safe drinking water demands. For example, Japan has had a representative visiting Seychelle to preliminarily discuss our Radiation removal products and their concerns with the upcoming Olympics.

Previously we have mentioned continuing potential interest in development of miscible CBD use in conjunction with our products.

Seychelle now is in progress of marketing a 26 oz. Thermal pH Stainless Bottle that includes our filter which has the ability to remove or reduce harmful contaminants such as: Aesthetic (unpleasant taste, odors, cloudiness, silt, sand, sediment and chlorine), Chemical (VOC’s, toxic chemicals, THM’s, PCB’s, PFOA’s, benzene, detergents, etc.), Dissolved solids (heavy metals, lead, chromium 6, arsenic, up to 90% fluoride, etc.) Radon 222 and increases the alkalinity of water up to 9.5.

“Dedicated to improving the quality of life through the quality of our drinking water.”

Note to Investors

This press release may contain certain forward-looking information about the Seychelle’s business prospects/projections. These are based upon good-faith current expectations of Seychelle’s management. Seychelle makes no representation or warranty as to the attainability of such assumptions/projections. Investors are expected to conduct their own investigation with regard to Seychelle. Seychelle assumes no obligation to update the information in this press release. For more information, please visit www.seychelle.com or call (949) 234-1999.

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